Encision Reports Fourth Quarter Fiscal Year 2018 Results

BOULDER, Colo., May 7, 2018 /PRNewswire/ -- Encision Inc. (OTC:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2018 fourth quarter that ended March 31, 2018.

The Company posted quarterly net revenue of $2.04 million for a quarterly net loss of $18 thousand, or $0.00 per diluted share. These results compare to net revenue of $2.21 million for a quarterly net loss of $115 thousand, or $(0.01) per diluted share, in the year-ago quarter. Net revenue for the current quarter included net revenue of $68 thousand from an order for non-AEM product. Gross margin on net revenue was 57% in the fiscal 2018 fourth quarter and 52% in the fiscal 2017 fourth quarter. Gross margin on net revenue was higher in the current quarter as a result of product mix. Gross margin on net revenue was lowered further in last year's fourth quarter by applying overhead costs to faster turnover inventory.

The Company posted twelve months net revenue of $8.75 million for a twelve months net income of $336 thousand, or $0.03 per diluted share. These results compare to net revenue of $8.87 million for a twelve months net loss of $729 thousand, or $(0.07) per diluted share, in the year-ago twelve months. Net revenue for the current twelve months included net revenue of $492 thousand from an order for non-AEM product. Gross margin on net revenue was 57% in the fiscal 2018 twelve months and 50% in the fiscal 2017 twelve months. Gross margin on net revenue was higher in the current twelve months as a result of product mix. Gross margin on net revenue was lowered further in the fiscal 2017 twelve months by higher slow moving and obsolete inventory costs and applying overhead costs to faster turnover inventory.

Net cash of $420 thousand was generated by operating activities in the current twelve months compared to $23 thousand of cash generated by operating activities in last year's twelve months.

"This past year has been a turning point for Encision," said Greg Trudel, President and CEO of Encision. "We delivered new levels of operational excellence, launched new products and delivered black ink on the bottom line for the first time in recent history. Our focus going forward will be to grow the top line. To that effect, we have already strengthened our sales channel with direct sales representation to fill strategic gaps in the marketplace and to eliminate underperforming distribution relationships. We have a number of products in development and we are always open to partnering on OEM opportunities and licensing. We look forward to advancing the awareness of the risks of Stray Energy and to driving increased deployment of life saving AEM® Technology."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Years Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net revenue	$2,038	$2,212	$8,754	$8,870
Cost of revenue	867	1,070	3,747	4,464
Gross profit	1,171	1,142	5,007	4,406
Operating expenses:
Sales and marketing	567	629	2,312	2,511
General and administrative	399	367	1,457	1,456
Research and development	207	246	842	1,127
Total operating expenses	1,173	1,242	4,611	5,094
Operating income (loss)	(2)	(100)	396	(688)
Interest expense and other expense, net	(16)	(15)	(60)	(41)
Income (loss) before provision for income taxes	(18)	(115)	336	(729)
Provision for income taxes	––	––	––	––
Net income (loss)	$(18)	$(115)	$ 336	$ (729)
Net income (loss) per share—basic	$0.00	$(0.01)	$0.03	$(0.07)
Net income (loss) per share—diluted	$0.00	$(0.01)	$0.03	$(0.07)
Weighted average number of shares—basic	10,683	10,683	10,683	10,677
Weighted average number of shares—diluted	10,683	10,683	10,707	10,677

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	March 31, 2018	March 31, 2017
ASSETS
Cash and cash equivalents	$ 115	$ 45
Restricted cash	25	50
Accounts receivable, net	962	1,042
Inventories, net	1,437	1,129
Prepaid expenses	75	62
Total current assets	2,614	2,328
Equipment, net	349	468
Patents, net	270	254
Other assets	19	17
Total assets	$ 3,252	$ 3,067
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 466	$ 403
Accrued compensation	257	268
Other accrued liabilities	285	248
Line of credit	––	275
Deferred rent	30	30
Total current liabilities	1,038	1,224
Deferred rent	10	41
Total liabilities	1,048	1,265
Common stock and additional paid-in capital	23,818	23,752
Accumulated (deficit)	(21,614)	(21,950)
Total shareholders' equity	2,204	1,802
Total liabilities and shareholders' equity	$ 3,252	$ 3,067

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Years Ended
	March 31, 2018	March 31, 2017
Operating activities:
Net income (loss)	$ 336	$ (729)
Adjustments to reconcile net income (loss) to cashgenerated by operating activities:
Depreciation and amortization	203	225
Share-based compensation expense	66	70
(Recovery from) provision for doubtful accounts, net	(13)	24
(Recovery from) inventory obsolescence, net	(29)	(360)
Changes in operating assets and liabilities:
Accounts receivable	92	(227)
Inventories	(280)	962
Prepaid expenses and other assets	(15)	29
Accounts payable	64	47
Accrued compensation and other accrued liabilities	(4)	(18)
Net cash generated by operating activities	420	23

Investing activities:
Acquisition of property and equipment	(57)	(105)
Patent costs	(43)	(28)
Net cash (used in) investing activities	(100)	(133)

Financing activities:
Paydown of credit facility, net change	(275)	(113)
Change in restricted cash	25	(25)
Net cash (used in) financing activities	(250)	(138)

Net increase (decrease) in cash and cash equivalents	70	(248)
Cash and cash equivalents, beginning of period	45	293
Cash and cash equivalents, end of period	$ 115	$ 45